Exhibit 99.1

For Immediate Release

Enanta Pharmaceuticals Reports Financial Results for its

Fiscal Second Quarter Ended March 31, 2014

WATERTOWN, Mass., May 12, 2014 — Enanta Pharmaceuticals, Inc., (NASDAQ:ENTA), a research and development-focused biotechnology company dedicated to creating small molecule drugs in the infectious disease field, today reported financial results for its fiscal second quarter ended March 31, 2014.

Fiscal Second Quarter Ended March 31, 2014 Financial Results

Revenue for the three months ended March 31, 2014 was $2.2 million, compared to $1.2 million for the three months ended March 31, 2013. For the six months ended March 31, 2014, revenue was $3.1 million, compared to revenue of $29.1 million for the same period in 2013. The changes in revenue for the three and six-month periods were primarily related to the timing and amount of milestone and other payments from collaborations, which have varied significantly from period to period and are expected to continue to do so.

Research and development expenses totaled $4.7 million for the three months ended March 31, 2014, compared to $3.7 million for the three months ended March 31, 2013. For the six months ended March 31, 2014, research and development expenses were $9.0 million, compared to $8.5 million for the same period in 2013. The increase in the three and six month periods is primarily due to increased spending on Enanta’s proprietary research programs.

General and administrative expenses totaled $2.6 million for the three months ended March 31, 2014, compared to $1.5 million for the three months ended March 31, 2013. For the six months ended March 31, 2014, general and administrative expenses totaled $4.7 million, compared to $2.6 million for the same period in 2013. The increase in the three and six month periods is primarily due to an increase in stock-based compensation expense as well as additional expenses incurred as a result of operating as a public company.

Net loss for the three months ended March 31, 2014 was $5.2 million, compared to a net loss of $3.7 million for the same period in 2013. For the six months ended March 31 2014, net loss was $10.6 million, compared to net income of $18.2 million for the same period in 2013.

Cash, cash equivalents and marketable securities totaled $102.0 million at March 31, 2014. This compares to $112.2 million at September 30, 2013. Enanta expects that its current cash, cash equivalents and marketable securities will be sufficient to meet its anticipated cash requirements for at least the next 24 months.

Enanta Pharmaceuticals, Inc.	Page | 1 of 5

“There have been significant developments in Enanta’s partnered and proprietary programs for hepatitis C in recent months,” commented Jay R. Luly, Ph.D. President and Chief Executive Officer. “The recent U.S. NDA and MAA submissions by our partner AbbVie for its genotype 1 HCV regimen is an important step toward Enanta being part of the first wave of all-oral, interferon-free HCV treatments. In addition, our internal programs are advancing and we continue to explore new infectious disease areas for which we can apply our internal chemistry expertise.”

Program and Business Review

•	AbbVie submitted New Drug Applications to the U.S. Food and Drug Administration in April and Marketing Authorization Applications (MAA) to the European Medicines Agency in May, for its hepatitis C virus (HCV) regimen containing the Enanta/AbbVie collaboration’s protease inhibitor ABT-450. Enanta earned a $20 million milestone payment for each submission.

•	This quarter, Enanta’s NS5A inhibitor EDP-239, is expected to advance into drug combination studies in healthy volunteers with alisporivir, Novartis’s cyclophilin inhibitor. EDP-239 is being studied in collaboration with Novartis on NS5A inhibitors for the treatment of HCV infection.

•	Detailed data from several phase 3 studies that include the Enanta/AbbVie collaboration’s protease inhibitor ABT-450 were presented at the International Liver Congress in London and at Digestive Disease Week in Chicago.

•	Pre-clinical data on ABT-493, a next-generation HCV NS3/4A protease inhibitor identified within the Enanta/AbbVie collaboration, was presented at the 21st Conference on Retroviruses and Opportunistic Infections in Boston. The data demonstrates that ABT-493 has a substantially improved in vitro profile compared to earlier generation HCV NS3/4A protease inhibitors and displays potent and broad genotypic activity in genotypes 1a, 1b, 2a, 3a, 4a and 6a.

Upcoming Events and Presentations

Enanta management will participate in the following upcoming investor conferences:

•	Jefferies 2014 Global Healthcare Conference, June 2-5, 2014

•	Wells Fargo 2014 Healthcare Conference, June 17-18, 2014

•	JMP Securities Healthcare Conference, June 24-25, 2014

Conference Call and Webcast Information

Enanta will host a conference call and webcast today at 8:30 a.m. Eastern time to discuss these results and provide an update on its research and development pipeline. To participate in the live conference call, please dial (855) 840-0595 in the U.S. or (518) 444-4814 for international callers. A replay of the conference call will be available starting at approximately 11:30 a.m. Eastern time on May 12, 2014, through 11:59 p.m. Eastern time on May 16, 2014 by dialing (855) 859-2056 from the U.S. or (404) 537-3406 for international callers. The passcode for both the live call and the replay is 31914722. A live audio webcast of the call and replay will be accessible on our website at www.enanta.com. Please visit the Investor home page of our website and search for calendar of events. A replay of the webcast will be available on www.enanta.com approximately two hours following the live webcast.

Enanta Pharmaceuticals, Inc.	Page | 2 of 5

About Enanta

Enanta Pharmaceuticals is a research and development-focused biotechnology company that uses its robust chemistry-driven approach and drug discovery capabilities to create small molecule drugs in the infectious disease field. Enanta is discovering, and in some cases, developing novel inhibitors designed for use against the hepatitis C virus (HCV). These inhibitors include members of three direct acting antiviral (DAA) inhibitor classes – protease (partnered with AbbVie), NS5A (partnered with Novartis) and nucleotide polymerase – as well as a host-targeted antiviral (HTA) inhibitor class targeted against cyclophilin. Additionally, Enanta has created a new class of antibiotics, called Bicyclolides, for the treatment of multi-drug resistant bacteria, with a focus on developing an intravenous and oral treatment for hospital and community MRSA (methicillin-resistant Staphylococcus aureus) infections.

Forward Looking Statements Disclaimer

This press release contains forward-looking statements, including statements with respect to the prospects for approval of AbbVie’s HCV treatment regimen containing ABT-450 for use in the U.S., the prospects for EDP-239 and Enanta’s internal programs, and the projected sufficiency of Enanta’s cash equivalent resources. Statements that are not historical facts are based on management’s current expectations, estimates, forecasts and projections about Enanta’s business and the industry in which it operates and management’s beliefs and assumptions. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Important factors and risks that may affect actual results include: Enanta’s reliance on AbbVie’s planned regulatory submissions and commercialization efforts for its treatment regimens containing ABT-450 or any additional collaboration protease inhibitor; regulatory actions affecting approval of treatment regimens containing ABT-450 or any additional protease inhibitors; clinical and commercial development of competitive product candidates of others for HCV and other viruses; Enanta’s lack of clinical development experience; Enanta’s need to attract and retain senior management and key scientific personnel; Enanta’s need to obtain and maintain patent protection for its product candidates and avoid potential infringement of the intellectual property rights of others; and other risk factors described or referred to in “Risk Factors” in Enanta’s most recent Form 10-K for the fiscal year ended September 30, 2013 and other periodic reports filed with the Securities and Exchange Commission. Enanta cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Enanta undertakes no obligation to update or revise these statements, except as may be required by law.

Enanta Pharmaceuticals, Inc.	Page | 3 of 5

ENANTA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2014	2013	2014	2013

Revenue	$2,160	$1,196	$3,053	$29,055
Operating expenses
Research and development	4,722	3,704	8,985	8,502
General and administrative	2,565	1,493	4,652	2,645

Total operating expenses	7,287	5,197	13,637	11,147

Income (loss) from operations	(5,127)	(4,001)	(10,584)	17,908
Other income (expense), net	(76)	252	11	300

Net income (loss)	(5,203)	(3,749)	(10,573)	18,208

Accretion of redeemable convertible preferred stock to redemption value	—	(1,244)	—	(2,526)
Net income attributable to participating securities	—	—	—	(13,670)

Net income (loss) attributable to common stockholders	$(5,203)	$(4,993)	$(10,573)	$2,012

Net income (loss) per share attributable to common stockholders
Basic	$(0.28)	$(2.28)	$(0.58)	$1.21
Diluted	$(0.28)	$(2.28)	$(0.58)	$1.09
Weighted average common shares outstanding
Basic	18,354	2,192	18,149	1,670
Diluted	18,354	2,192	18,149	3,084

Enanta Pharmaceuticals, Inc.	Page | 4 of 5

ENANTA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2014	September 30, 2013
Assets
Current assets
Cash and cash equivalents	$18,101	$8,859
Short-term marketable securities	76,669	92,621
Accounts receivable	998	808
Unbilled receivables	1,604	784
Prepaid expenses and other current assets	1,977	1,641

Total current assets	99,349	104,713
Property and equipment, net	1,377	1,121
Long-term marketable securities	7,184	10,703
Restricted cash	436	436

Total assets	$108,346	$116,973

Liabilities, Preferred Stock and Stockholders’ Equity
Current liabilities
Accounts payable	$2,041	$1,481
Accrued expenses	2,327	3,035
Deferred revenue	51	10

Total current liabilities	4,419	4,526
Warrant liability	1,617	1,620
Series 1 nonconvertible preferred stock	206	—
Other long-term liabilities	389	359

Total liabilities	6,631	6,505

Total stockholders’ equity	101,715	110,468

Total liabilities, preferred stock and stockholders’ equity	$108,346	$116,973

Investor Contact

Carol Miceli

Enanta Pharmaceuticals, Inc.

617-607-0710

cmiceli@enanta.com

Media Contact

Kari Watson

MacDougall Biomedical Communications

781-235-3060

kwatson@macbiocom.com

###

Enanta Pharmaceuticals, Inc.	Page | 5 of 5